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                                 EXHIBIT 10.11.1

                             AMERICAN NATIONAL BANK
                          and Trust Company of Chicago
        2000 South Naperville Road/Wheaton, Illinois 60187/(630) 221-2100







June 17, 1997



Peter A. Nicholson
Vice President/CFO
Total Control Products, Inc.
2001 North Janice
Melrose Park, Illinois 60160

RE:  COVENANT ELIMINATIONS - LIBOR RATE REDUCTION

Dear Peter,

Please be advised that the bank has eliminated the cash flow and acquisition covenant from your loan and security agreement. In addition, we have agreed to lower the borrowing rate at the LIBOR option from 200 to 150 basis points above the corresponding LIBOR term. Also, financial statements will be required on a quarterly rather than monthly basis.

Should you have any questions or concerns in regards to this matter, please contact me directly at 630-221-2116.

Very truly yours,


/s/ William J. Robertson
William J. Robertson
Vice President